CommScope Reports Third Quarter Results; In Talks with Furukawa to Restructure Joint Venture Arrangements

     HICKORY, N.C., Oct. 25 /PRNewswire/ -- CommScope, Inc. (NYSE: CTV - news), a world leader in the manufacture of broadband and high-performance communication cables, today announced third quarter results for the period ended September 30, 2001. Earnings for the current quarter, excluding charges related to structuring joint ventures with Furukawa, were $12.2 million, or $0.23 per diluted share compared to $0.43 per diluted share in the third quarter of 2000. Including these charges, net income for the current quarter was $6.3 million, or $0.12 per diluted share.
     Sales for the third quarter decreased 31% to $177.7 million, compared to $256.9 million in the third quarter of 2000. Declines in both revenues and earnings reflect an ongoing global slowdown in telecommunications spending. Domestic sales were $143.4 million in the current quarter, compared to $197.4 million in the third quarter of 2000. International sales were $34.3 million in the current quarter, compared to $59.5 million in the same period last year.
     Orders booked in the current quarter were $141.6 million, down 45% from the $255.5 million booked in the third quarter of 2000.
     "CommScope reported solid financial results in a challenging period despite continuing weakness in the global telecommunications market," said Frank M. Drendel, CommScope Chairman and Chief Executive Officer. "We believe CommScope is a financially strong industry leader in broadband communications, with a sound balance sheet and good cash flow."

     Joint Venture Update
     Given the uncertain economic environment and severe downturn in the telecommunications market as well as associated difficulties in the financing markets following the September 11th tragedy, CommScope is in discussions with Furukawa Electric Co. Ltd of Japan (Tokyo 5801) to restructure the previously announced joint venture arrangements between the companies to acquire an interest in the fiber optic cable business of Lucent Technologies (NYSE: LU - news). The Company expects to reduce its investment and participation in the joint ventures due to the potential restructuring. The joint ventures were being formed to operate a majority of the optical fiber and fiber optic cable businesses within Lucent's Optical Fiber Solutions (OFS) group, following the purchase of those businesses from Lucent, which is expected to close this quarter.
     As a result of restructuring discussions, the Company recorded pretax charges of approximately $9.3 million, or approximately $0.11 per diluted share, net of tax, related to the financing and formation of the original joint venture arrangements.
     "We are in discussions with Furukawa to restructure CommScope's participation in the joint ventures given the current environment," said Drendel. "We will announce the results of these negotiations as soon as an agreement is reached."

    Other Third-Quarter Details

     * Broadband/Video sales worldwide decreased 28% year over year to approximately $139.4 million for the current quarter. International sales were $34.3 million for the current quarter, down 42% year over year. Sales of fiber optic cable increased to more than 15% of total Company sales in the quarter, primarily for broadband applications.

     * Local Area Network (LAN) sales rose 11% to $23.2 million for the current quarter compared to $20.9 million for the same period last year.

     * Wireless and Other Telecom sales were $15.1 million in the current quarter, down from $42.1 million in the same period last year, due primarily to lower sales of Other Telecom products related to telephone central office applications. While sales of Wireless products were also down year over year, sales increased modestly on a sequential basis.

     * Total Company gross margin for the third quarter was approximately 24.7%, up approximately 50 basis points from the second quarter of 2001, due primarily to ongoing cost management focus and moderating material costs. Excluding special charges, operating margin was approximately 12.2%.

     * Net cash provided by operating activities for the quarter was approximately $42.6 million, excluding special charges. Capital expenditures for the current quarter were $13.5 million.

     "Despite a difficult economic environment, CommScope remained profitable, improved gross margin sequentially and generated $29 million of free cash flow during the third quarter, excluding special charges," said Jearld L. Leonhardt, CommScope Chief Financial Officer and Executive Vice President. "As we look forward, we expect the challenging business conditions to continue to affect our performance and, currently expect sales in the fourth quarter of 2001 to be down 10-20% sequentially. We will continue to take appropriate actions to position CommScope for long-term success."

     Conference Call Information
     The Company plans to hold a telephonic conference call at 10:00 a.m. Eastern Time on Friday, October 26, 2001. To participate in the conference call, domestic callers should dial 888-262-9189. International callers should dial 973-872-3100 for the call. Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen- only audio of the conference call will also be available via the Internet at: www.videonewswire.com/event.asp?id=1394.
     If you are unable to participate in the call and would like to hear a telephonic replay, you may dial 877-519-4471. International callers should dial 973-341-3080 for the replay. The replay ID is 2925935. The replay will be available through October 30, 2001. A webcast replay will also be archived for a limited period of time following the conference call via the Internet on CommScope's web site (http://www.commscope.com).

     CommScope is the world's largest manufacturer of broadband coaxial cable for Hybrid Fiber Coax (HFC) applications and is a leading supplier of high- performance fiber optic and twisted pair cables for LAN, wireless and other communications applications.

     This press release contains forward-looking statements regarding sales and outlook that are based on information currently available to management, management's beliefs and a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to, the ability of CommScope to restructure the joint venture arrangements with Furukawa on acceptable terms, the ability of the company to implement cost reductions in a timely manner and the success of those actions, worldwide economic conditions, telecommunications industry capital spending, expected demand from AT&T and others, excess capacity, changes in cost and availability of key raw materials, successful implementation of the bimetals operation and other vertical integration activities, pricing and acceptance of CommScope's products, successful expansion and related operation of our facilities, effective implementation of our integrated information system, developments in technology, industry competition, ability of our customers to secure adequate financing, regulatory changes affecting our industries and other factors. For a more detailed description of factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

     CONTACTS:
     Phil Armstrong                         Betsy Lambert, APR
     Investor Relations                     Media Relations
     (828) 323-4848                         (828) 323-4873


                                                      COMMSCOPE, INC.
                                          CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED--IN THOUSANDS, EXCEPT NET INCOME PER SHARE AMOUNTS)



                                                                    Three Months Ended                   Nine Months Ended
                                                                       September 30,                        September 30,
                                                           ----------------------------------   ----------------------------------
                                                                2001               2000              2001              2000
                                                           ----------------   ---------------   ----------------  ----------------

Net sales                                                        $ 177,702         $ 256,873          $ 594,961         $ 702,056
                                                           ----------------   ---------------   ----------------  ----------------
Operating costs and expenses:
    Cost of sales                                                  133,755           190,608            449,910           519,057
    Selling, general and administrative                             19,019            20,105             61,564            58,582
    Research and development                                         1,834             5,158              5,459            13,751
    Amortization of goodwill                                         1,340             1,341              4,023             4,026
    Terminated acquisition costs                                     9,294                 -              9,294                 -
    Impairment charges for fixed assets and investments                  -                 -             12,615                 -
                                                           ----------------   ---------------   ----------------  ----------------
        Total operating costs and expenses                         165,242           217,212            542,865           595,416
                                                           ----------------   ---------------   ----------------  ----------------

Operating income                                                    12,460            39,661             52,096           106,640
Other income (expense), net                                           (472)               12               (603)              492
Interest expense                                                    (2,211)           (2,635)            (6,285)           (7,611)
Interest income                                                        294                39                669               484
                                                           ----------------   ---------------   ----------------  ----------------

Income before income taxes                                          10,071            37,077             45,877           100,005
Provision for income taxes                                          (3,726)          (14,089)           (16,975)          (37,997)
                                                           ----------------   ---------------   ----------------  ----------------

Net income                                                         $ 6,345          $ 22,988           $ 28,902          $ 62,008
                                                           ================   ===============   ================  ================


Net income per share:
    Basic                                                           $ 0.12            $ 0.45             $ 0.56            $ 1.21
    Assuming dilution (a)                                           $ 0.12            $ 0.43             $ 0.55            $ 1.17

Weighted average shares outstanding:
    Basic                                                           51,440            51,229             51,384            51,106
    Assuming dilution (a)                                           52,350            55,972             52,208            56,108


(a)   Calculation of net income per share, assuming dilution:
        Net income (basic)                                         $ 6,345          $ 22,988           $ 28,902          $ 62,008
        Convertible debt add-back *                                      -             1,177                  -             3,538
                                                           ----------------   ---------------   ----------------  ----------------
             Numerator (assuming dilution)                         $ 6,345          $ 24,165           $ 28,902          $ 65,546
                                                           ================   ===============   ================  ================

        Weighted average shares (basic)                             51,440            51,229             51,384            51,106
        Dilutive effect of:
          Stock options                                                910             1,163                824             1,422
          Convertible debt *                                             -             3,580                  -             3,580
                                                           ----------------   ---------------   ----------------  ----------------
             Denominator (assuming dilution)                        52,350            55,972             52,208            56,108
                                                           ================   ===============   ================  ================

        * On December 15, 1999, the Company issued $172.5 million in convertible notes, which are convertible into shares of common stock at a conversion rate of 20.7512 shares per $1,000 principal amount. The effect of the assumed conversion of these notes was excluded from the calculation of net income per share, assuming dilution, for the three and nine months ended September 30, 2001 because it would have been antidilutive in both periods.

                                              COMMSCOPE, INC.
                                   CONDENSED CONSOLIDATED BALANCE SHEETS
                                    (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                           (Unaudited)
                                                                          September 30,         December 31,
                                                                               2001                 2000
                                                                         -----------------    -----------------
                                                   ASSETS

Cash and cash equivalents                                                        $ 40,928              $ 7,704
Accounts receivable, less allowance for doubtful accounts of
    $13,206 and $9,187, respectively                                              144,511              197,536
Inventories                                                                        47,821               63,763
Prepaid expenses and other current assets                                           4,734                3,364
Deferred income taxes                                                              20,146               17,296
                                                                         -----------------    -----------------
        Total current assets                                                      258,140              289,663

Property, plant and equipment, net                                                270,447              251,356
Goodwill, net of accumulated amortization of
    $58,158 and $54,140, respectively                                             152,652              156,685
Other intangibles, net of accumulated amortization of
    $36,765 and $34,796, respectively                                              12,000               13,969
Other assets                                                                        7,188                9,509
                                                                         -----------------    -----------------

        Total Assets                                                            $ 700,427            $ 721,182
                                                                         =================    =================

                                    LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                                                 $ 20,730             $ 39,958
Other accrued liabilities                                                          41,855               38,481
Current portion of long-term debt                                                   2,735                2,120
                                                                         -----------------    -----------------
        Total current liabilities                                                  65,320               80,559

Long-term debt, less current portion                                              192,870              225,316
Deferred income taxes                                                              21,361               24,006
Other noncurrent liabilities                                                       20,297               16,781
                                                                         -----------------    -----------------
        Total Liabilities                                                         299,848              346,662

Commitments and contingencies

Stockholders' Equity:
    Preferred stock, $.01 par value; Authorized shares:  20,000,000;
      Issued and outstanding shares:  None at September 30, 2001 and
      December 31, 2000                                                                --                   --
    Common stock, $.01 par value; Authorized shares:  300,000,000;
      Issued and outstanding shares:  51,466,154 at September 30, 2001;
      51,263,703 at December 31, 2000                                                 515                  513
    Additional paid-in capital                                                    179,030              175,803
    Retained earnings                                                             229,704              200,802
    Accumulated other comprehensive loss                                           (8,670)              (2,598)
                                                                         -----------------    -----------------

        Total Stockholders' Equity                                                400,579              374,520
                                                                         -----------------    -----------------

        Total Liabilities and Stockholders' Equity                              $ 700,427            $ 721,182
                                                                         =================    =================